Exhibit 99.1

Praxair Announces Price Increases for Gases and Facility Fees Effective January 1, 2013

DANBURY, Conn.--(BUSINESS WIRE)--December 14, 2012--Praxair, Inc. (NYSE: PX), and its divisions and subsidiaries (Praxair Distribution, Inc., Praxair Healthcare Services, Praxair Canada Inc., and Praxair Puerto Rico B.V.) are notifying bulk and packaged, industrial, electronics, specialty and medical gas customers in the United States, Canada and Puerto Rico of increases in prices effective January 1, 2013, or as contracts permit, as follows:

  Up to 15% for nitrogen, oxygen, and carbon dioxide;
  Up to 20% for argon and hydrogen;
  Up to 30% for helium;
  Up to 15% for facility fees or monthly bulk product charges and cylinder rental rates;
  Up to 15% on hardgoods.

Price adjustments will vary as permitted by individual supply contracts.

These adjustments are due to persistent supply/demand imbalances for some products in the United States and Canada combined with increases in the cost of feedstock and other raw materials. In addition, energy costs in the United States continue to increase, driven by state renewable energy requirements and associated utility transmission and distribution upgrades.

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2011 sales of $11 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

CONTACT:
Praxair, Inc.
Investors:
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com
or
Media:
Kristen McCarthy, 203-837-2371
kristen_mccarthy@praxair.com